EXHIBIT 99


                           FOR IMMEDIATE RELEASE

                 September 29, 1995, Indianapolis, Indiana

                 Capital Industries, Inc. Sells Subsidiary

                                   * * *

     Capital Industries, Inc. today announced the sale of its TRUCKPRO subsidiary effective September 30 to Haygood Ltd. Partnership,

     Little Rock, Arkansas. TRUCKPRO heavy duty truck parts sales and service operations span three states in twelve locations and will add to the thirty-five similar businesses already owned by Haygood. With 47 operations of this type, Haygood becomes one of the nation's largest suppliers to the heavy duty truck parts aftermarket. In announcing the transaction, a Capital spokesperson said:


          "We are pleased to sell TRUCKPRO to Haygood. We believe the aggressive management style of each organization will blend well and result in the development of a strong national company. We also believe TRUCKPRO employees will find a compatible work home as part of the Haygood organization.


          Following the closing, Capital will redeem its

          outstanding subordinated convertible debentures and begin planning the process of liquidation to its shareholders. Detailed information about this process will be mailed to bondholders and shareholders as specific events occur."
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     Capital is an Indianapolis based (OTC) holding company which owns
     TRUCKPRO as its last remaining operating subsidiary.

                                   * * *